CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Institutional Index Funds of our reports dated February 20, 2025, relating to the financial statements and financial highlights of Vanguard Institutional Index Fund and Vanguard Institutional Total Stock Market Index Fund, which appear in Vanguard Institutional Index Funds’ Certified Shareholder Report on Form N- CSR for the year ended December 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania
April 25, 2025